Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Announces Preliminary Financial Results for the Second Quarter of 2012

Results Were Negatively Affected by Less Favorable Claims Experience

PORTLAND, Ore – July 16, 2012 – StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced preliminary financial results for the second quarter of 2012. Net income per diluted share is expected to be $0.45 for the second quarter of 2012, compared to $0.40 per diluted share for the second quarter of 2011. After-tax net capital losses are expected to be $0.06 per diluted share for the second quarter of 2012, compared to $0.19 per diluted share for the second quarter of 2011. Net income per diluted share, excluding after-tax net capital gains and losses, is expected to be $0.51 for the second quarter of 2012, compared to $0.59 per diluted share for the second quarter of 2011 (see discussion of non-GAAP financial measures below).

Results for the second quarter of 2012 were negatively affected by comparatively less favorable claims experience in the group long term disability insurance business. The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, is expected to be 88.5% for the second quarter of 2012, which is higher than management’s annual guidance range of 80% to 82% for 2012. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Year-to-Date

Net income per diluted share is expected to be $1.24 for the first six months of 2012, compared to $1.12 per diluted share for the first six months of 2011. After-tax net capital losses are expected to be $0.06 per diluted share for the first six months of 2012, compared to $0.22 per diluted share for the first six months of 2011. Net income per diluted share, excluding after-tax net capital gains and losses, is expected to be $1.30 for the first six months of 2012, compared to $1.34 per diluted share for the first six months of 2011.

Based on the preliminary results for the first six months of 2012, the Company expects to be below its 2012 guidance range of $3.60 to $3.90 for net income per diluted share, excluding after-tax net capital gains and losses.

The preliminary results are based on management’s initial estimates of operating results, and actual results may differ. StanCorp will release its final second quarter 2012 financial results on Monday, July 23, 2012, following the close of the market.

StanCorp management will also hold an investor and analyst conference call to review StanCorp’s second quarter 2012 results on Tuesday, July 24, 2012, at noon Eastern time (9:00 a.m. Pacific time).

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2011 annual report on Form 10-K and first quarter 2012 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com